Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Anheuser-Busch InBev SA/NV:

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-169893 on Form F-4 of our report dated April 14, 2010, with respect to the consolidated statement of financial position of Anheuser-Busch InBev SA/NV and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2009. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises

Statutory auditor

represented by

/s/ Jos Briers

Réviseur d’Entreprises/Bedrijfsrevisor

Brussels, BELGIUM

February 9, 2011